Your vote is important UPCOMING SPECIAL MEETING OF UNITHOLDERS Dear Fellow Hi-Crush Partners LP Unitholder: You will soon be receiving proxy materials for the special meeting of Hi-Crush unitholders, which will detail Hi-Crush’s Plan of Conversion. The GP Board unanimously recommends that unitholders vote FOR the plan. There is no action required at this time. We are simply writing today to let you know that you will be receiving proxy materials in the mail detailing the conversion from an MLP to a C-Corp, the benefits of the conversion, and instructions on how to vote your units. We encourage you to vote your units promptly once you receive the proxy materials. Your vote is important regardless of the number of units you own. As the date of the Special Meeting approaches, if we have not received your proxy, you may receive a phone call from a representative of Georgeson LLC, the Company’s proxy solicitor, reminding you to exercise your right to vote. Thank you in advance for your participation and your consideration in this extremely important matter. Sincerely, Robert E. Rasmus Chairman, Hi-Crush GP LLC

Important Additional Information In connection with the proposed conversion of Hi-Crush Partners LP (the “Partnership”) from a Delaware limited partnership to a Delaware corporation (the “Conversion”), the Partnership has filed with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement. The Conversion will be submitted to Partnership’s unitholders for their consideration. The Partnership may also file other documents with the SEC regarding the Conversion. The definitive proxy statement will be sent to the unitholders of the Partnership. This document is not a substitute for the proxy statement or any other documents that the Partnership may file with the SEC or send to unitholders of the Partnership in connection with the Conversion. INVESTORS AND SECURITY HOLDERS OF THE PARTNERSHIP ARE URGED TO READ THE PROXY STATEMENT REGARDING THE CONVERSION AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE CONVERSION AND RELATED MATTERS. Investors and security holders are able to obtain free copies of the proxy statement and all other documents filed or that will be filed with the SEC by the Partnership through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by the Partnership will be made available free of charge on the Partnership’s website at www.hicrush.com, under the heading “Investors,” or by directing a request to Investor Relations, Hi-Crush Partners LP, 1330 Post Oak Blvd., Suite 600, Houston, TX 77056, Tel. No. (713) 980-6270. Participants in the Solicitation The Partnership is managed and operated by the board of directors and executive officers of its general partner, Hi-Crush GP LLC (our “General Partner”). The Partnership, our General Partner and our General Partner’s directors and executive officers may be deemed to be participants in the solicitation of proxies in respect to the Conversion. Information regarding our General Partner’s directors and executive officers is contained in the Partnership’s Annual Report on Form 10-K for the 2017 fiscal year filed with the SEC on February 20, 2018, and certain of its Current Reports on Form 8-K. You can obtain a free copy of these documents at the SEC’s website at http://www.sec.gov or by accessing the Partnership’s website at www.hicrush.com. Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the Conversion by reading the proxy statement regarding the Conversion. You may obtain free copies of this document as described above.